American Mutual Fund

October 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$392,941
Class B	$2,540
Class C	$14,036
Class F1	$26,052
Class F2	$30,086
Total	$465,655
Class 529-A	$11,614
Class 529-B	$231
Class 529-C	$1,989
Class 529-E	$550
Class 529-F1	$909
Class R-1	$892
Class R-2	$3,236
Class R-3	$11,263
Class R-4	$13,447
Class R-5	$9,364
Class R-6	$75,714
Total	$129,209

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7030
Class B	$0.4546
Class C	$0.4589
Class F1	$0.6858
Class F2	$0.7573
Class 529-A	$0.6734
Class 529-B	$0.4155
Class 529-C	$0.4349
Class 529-E	$0.5979
Class 529-F1	$0.7410
Class R-1	$0.4518
Class R-2	$0.4649
Class R-3	$0.5976
Class R-4	$0.6902
Class R-5	$0.7814
Class R-6	$0.7978

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	$575,587
Class B	$4,515
Class C	$31,775
Class F1	$40,899
Class F2	$39,382
Total	$692,158
Class 529-A	$17,852
Class 529-B	$461
Class 529-C	$4,658
Class 529-E	$950
Class 529-F1	$1,331
Class R-1	$1,987
Class R-2	$6,927
Class R-3	$19,100
Class R-4	$21,425
Class R-5	$12,107
Class R-6	$116,518
Total	$203,316

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$34.27
Class B	$34.01
Class C	$33.88
Class F1	$34.15
Class F2	$34.27
Class 529-A	$34.21
Class 529-B	$34.10
Class 529-C	$34.04
Class 529-E	$34.09
Class 529-F1	$34.25
Class R-1	$33.98
Class R-2	$33.95
Class R-3	$34.05
Class R-4	$34.18
Class R-5	$34.27
Class R-6	$34.28